Exhibit 99.1

CITI REPORTS THIRD QUARTER NET LOSS OF $2.8 BILLION, LOSS PER SHARE OF $0.60

NET LOSS FROM CONTINUING OPERATIONS OF $3.4 BILLION, LOSS PER SHARE OF $0.71,
PRIMARILY DUE TO FIXED INCOME WRITE-DOWNS AND HIGHER CONSUMER CREDIT COSTS

PROGRESS ON LOWERING EXPENSES, HEADCOUNT AND LEGACY ASSETS

CONTINUED CAPITAL AND STRUCTURAL LIQUIDITY STRENGTH

New York, NY, October 16, 2008 — Citigroup Inc. (NYSE: C) today reported a net loss for the 2008 third quarter of $2.8 billion, or $0.60 per share, based on 5,342 million shares outstanding. Results included $4.4 billion in net pre-tax write-downs in Securities and Banking (See Schedule B on page 10), $4.9 billion in net credit losses, and a $3.9 billion net charge to increase loan loss reserves.

Highlights

•                  Net interest revenue up 13% and net interest margin up 79 basis points versus the third quarter 2007.

•                  Lower write-downs in Securities and Banking for the third consecutive quarter.

•                  Total expenses declined for the third consecutive quarter, down $1.2 billion since the second quarter 2008.

•                  Headcount reduced by approximately 11,000 since the second quarter 2008 and approximately 23,000 in the first nine months of 2008.

•                  Retail and corporate deposits in the U.S. increased 6% versus second quarter 2008 and 11% versus third quarter 2007.

•                  Total assets declined by $50 billion since second quarter 2008 and by $308 billion since third quarter 2007.

•                  Legacy assets declined by approximately $48 billion since second quarter 2008.

•                  Capital strength maintained with Tier 1 Capital ratio at 8.2%.

•                  Closed sale of CitiStreet; announced sale of Citi Global Services Limited; sale of the German retail banking operations on track for the fourth quarter.

Management Comment

“I am very proud of my Citi colleagues for staying focused on our priorities and for their relentless commitment to serving our clients during these turbulent times. While our third quarter results reflect both a difficult environment as well as continued write-downs on our legacy assets, we are making excellent progress on the parts of our business we control, including expense reduction, headcount, and balance sheet and capital management. We expect these improvements will enable us to realize the full earnings power of our franchise as the economy stabilizes,” said Vikram Pandit, Chief Executive Officer of Citi.

Mr. Pandit also noted:  “We have also been very focused on aggressively managing our risks during this credit cycle and have been taking steps to add hedges as appropriate. We end the quarter with a very strong Tier 1 ratio of 8.2% and a loan loss reserve of $25 billion. Our capital will be further strengthened by the sale of our Germany retail banking operations in the fourth quarter, continued focus on reducing our legacy assets, as well as the latest steps taken by the U.S. Department of the Treasury.”

Citi Results

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars, except EPS)	2008	2007	Change	2008	2007	Change
Global Cards	$3,789	$6,342	(40)%	$(902)	$1,442	NM
Global Cards (Managed)	7,368	7,466	(1)
Consumer Banking	7,429	7,302	2	(1,099)	156	NM
Institutional Clients Group	2,393	4,617	(48)	(2,017)	267	NM
Global Wealth Management	3,164	3,519	(10)	363	490	(26)
Corporate/Other	(95)	(140)	32	232	(246)	NM
Total Citi From Continuing Operations	$16,680	$21,640	(23)%	$(3,423)	$2,109	NM
Discontinued Operations				608	103
Total Citi				$(2,815)	$2,212	NM

North America	$5,954	$10,239	(42)%	$(4,639)	$481	NM
Europe, Middle East and Africa	3,275	2,728	20	9	(20)	NM
Latin America	3,078	3,994	(23)	280	1,084	(74)
Asia	4,468	4,819	(7)	695	810	(14)
Corporate/Other	(95)	(140)	32	232	(246)	NM
Total Citi From Continuing Operations	$16,680	$21,640	(23)%	$(3,423)	$2,109	NM
Discontinued Operations				608	103
Total Citi				$(2,815)	$2,212	NM
Earnings per Share from Continuing Operations				$(0.71)	$0.42	NM
Earnings per Share				$(0.60)	$0.44	NM

NM Not Meaningful.

THIRD QUARTER SUMMARY

•            Revenues were $16.7 billion, down 23%. This quarter’s decline in revenues was driven by $4.4 billion in net write-downs in Securities and Banking, lower securitization results in North America Cards, and a $612 million write-down related to the auction rates securities (“ARS”) settlement announced on August 7, 2008, partially offset by a $347 million pre-tax gain on the sale of CitiStreet. The prior-year period included a $729 million pre-tax gain on the sale of Redecard shares. Revenues across all businesses reflect the impact of a difficult economic environment and weak capital markets. The net interest margin decreased 1 basis point versus the second quarter 2008, to 3.13%.

•             Global Cards GAAP revenues declined 40%, mainly due to lower securitization results in North America and the absence of a gain on the sale of Redecard shares recorded in the prior-year period.

•             Global Cards managed revenues declined 1%, primarily due to the absence of a gain on the sale of Redecard shares recorded in the prior-year period, partially offset by growth in average managed loans, up 6%, and improved managed net interest margin. North America managed revenues increased 7%.

•             Consumer Banking revenues grew 2%, as increased revenues in North America were partially offset by declines in Latin America and Asia. Current and historical German retail banking operations income statement items have been reclassified as discontinued operations. Related assets and liabilities have been condensed and moved to assets and liabilities of discontinued operations held for sale, respectively, on the balance sheet in the current period.

•             In the Institutional Clients Group, Securities and Banking revenues were negative $81 million, due to substantial write-downs and losses related to the credit markets. These included write-downs of $2.0 billion on Structured Investment Vehicle (“SIV”) assets, write-downs of $1.2 billion, net of hedges, on Alt-A mortgages, downward credit value adjustments of $919 million related to exposure to monoline insurers, write-downs of $792 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments, write-downs of $518 million on commercial real estate positions, and net write-downs of $394 million on sub-prime related direct exposures (see detail in Schedule C on page 11). Negative revenues also included a $306 million write-down related to the ARS settlement and were partially offset by a $1.5 billion gain related to the inclusion of Citi’s credit spreads in the determination of the market value of those liabilities for which the fair value option was elected.

•             Transaction Services revenues were up 20% to a record $2.5 billion, reflecting double-digit revenue growth across all regions. Average deposits and other customer liability balances increased 7%, while a decline in global equity markets resulted in a 6% reduction in assets under custody.

•             Global Wealth Management revenues decreased 10%, driven by a decline in capital markets and investment revenues, partially offset by higher banking and lending revenues. Revenues also included a $347 million pre-tax gain on the sale of CitiStreet, partially offset by a $306 million write-down related to the ARS settlement.

•            Operating expenses were $14.4 billion, up 2% from the prior-year period. Expense growth reflected $459 million in repositioning charges, a $100 million charge related to the ARS settlement, and the impact of acquisitions. Expense growth was partially offset by benefits from re-engineering efforts. Expenses declined for the third consecutive quarter, due to lower incentive compensation accruals and continued benefits from re-engineering efforts.

•            Credit costs were $9.1 billion, up 86%. Credit costs primarily consisted of $4.9 billion in net credit losses and a $3.9 billion net charge to increase loan loss reserves. Net credit losses increased $2.5 billion, primarily driven by Consumer Banking and Cards in North America. The incremental net charge to increase loan loss reserves of $1.7 billion was mainly due to Consumer Banking and Cards in North America, and Securities and Banking.

•            Taxes. The effective tax rate on continuing operations was 48.4% versus 18.8% in the prior-year period. The increase in the tax rate was due largely to higher tax rates in the jurisdictions where the losses were incurred.

•            Capital Position. The Tier 1 capital ratio was 8.2% at quarter-end.

GLOBAL CARDS

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$1,388	$3,510	(60)%	$(873)	$808	NM
Europe, Middle East and Africa	593	566	5	(25)	30	NM
Latin America	1,143	1,728	(34)	(36)	563	NM
Asia	665	538	24	32	41	(22)
Total Global Cards	$3,789	$6,342	(40)%	$(902)	$1,442	NM

NM  Not Meaningful.

	Third Quarter Revenues		%
(In Millions of Dollars)	2008	2007	Change
North America GAAP Revenues	$1,388	$3,510	(60)%
Impact of Securitization Activity	3,579	1,124	NM
North America Managed Revenues	$4,967	$4,634	7%

NM  Not Meaningful.

•            Revenues

•             Global Cards GAAP revenues declined 40%, mainly due to lower securitization results in North America and the absence of a $729 million pre-tax gain on the sale of Redecard shares recorded in the prior-year period.

•             Global Cards managed revenues declined 1%, primarily due to the absence of a gain on the sale of Redecard shares recorded in the prior-year period, partially offset by growth in average managed loans, up 6%, and improved managed net interest margin.

•             In North America, GAAP revenues declined 60%, as lower securitization revenues reflected the impact of significantly higher current and expected credit losses and higher funding costs in the securitization trusts.

•             North America managed revenues increased 7%, driven by growth in average managed loans, up 4%, and improved managed net interest margin. Growth in average managed loans was driven by a decline in payment rates across all portfolios. The managed net interest margin increased 53 basis points to 11.03%, primarily due to an increase in revolving balances, which drove higher interest and fee revenues. Purchase sales declined 3%, as higher spending on consumer necessities, such as gas and food, was offset by a decline in discretionary spending.

•             In EMEA, revenues increased 5%, primarily driven by higher purchase sales and average loans, up 7% and 14%, respectively.

•             In Latin America, revenues declined 34%, due to the absence of a $729 million pre-tax gain on the sale of Redecard shares recorded in the prior-year period. Excluding the Redecard gain, revenues increased 14%, driven by growth in purchase sales and average loans, up 14% and 19%, respectively.

•             In Asia, revenues increased 24%, primarily driven by higher purchase sales and average loans, up 14% and 17%, respectively.

•            Expenses

•             Expenses declined 1%, primarily due to lower compensation and marketing costs, reflecting a slowdown in acquisition marketing, partially offset by higher credit management costs.

•            Credit Costs

•             In North America, credit costs nearly doubled, reflecting higher net credit losses, up 68% or $311 million, and a $309 million incremental net charge to increase loan loss reserves. The net charge to increase loan loss reserves included $243 million related to assets that were brought back on the balance sheet due to rate and liquidity disruptions in the securitization market. Higher credit costs reflected a weakening of leading credit indicators and trends in the macro-economic environment, including rising unemployment, higher bankruptcy filings, and the housing market downturn. Higher credit costs also reflected a significant increase in the rate at which customers became delinquent, as well as the continued acceleration in the rate at which delinquent customers advanced to write-off. The managed net credit loss ratio increased 262 basis points to 7.13%.

•             In EMEA, credit costs increased 33%, primarily driven by a $74 million incremental net charge to increase loan loss reserves. Higher credit costs reflected weakening in the macro-economic environment in certain developed countries, such as the UK, Spain and Greece.

•             In Latin America, credit costs increased 65%, reflecting higher net credit losses, up 62% or $185 million, and a $118 million incremental net charge to increase loan loss reserves. Higher credit costs were driven by continued deterioration in the credit environment in Mexico and Brazil. The net credit loss ratio increased 351 basis points to 13.16%.

•             In Asia, credit costs increased 51%, reflecting higher net credit losses, up 36% or $42 million, and a $65 million incremental net charge to increase loan loss reserves. Higher credit costs reflect continued deterioration, primarily in India. The net credit loss ratio increased 52 basis points to 3.63%.

•            Net Income

•             The decline in net income, which resulted in a net loss of $902 million, reflected lower securitization revenues in North America, significantly higher credit costs, and the absence of a gain on the sale of Redecard shares recorded in the prior-year period.

CONSUMER BANKING

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$4,414	$4,164	6%	$(1,080)	$59	NM
Europe, Middle East and Africa	622	625	—	(94)	(28)	NM
Latin America	1,015	1,071	(5)	29	102	(72)
Asia	1,378	1,442	(4)	46	23	NM
Total Consumer Banking	$7,429	$7,302	2%	$(1,099)	$156	NM

NM  Not Meaningful.

Revenues grew 2%, driven by growth in North America, partially offset by declines in Latin America and Asia.  Average loans and deposits were both up 1%, while investment sales declined 26%.  Expenses declined 2%, as benefits from re-engineering efforts more than offset the impact of acquisitions and higher credit management costs.  Expenses also included a $152 million write-down of customer intangibles and fixed assets in Consumer Finance Japan recorded in the prior-year period, offset by a $150 million repositioning charge in the current quarter.   Credit costs increased 82% or $2.3 billion, reflecting significantly higher net credit losses, up $1.6 billion, as well as a $679 million incremental net charge to increase loan loss reserves in North America.

•    North America

•    Revenues increased 6%, reflecting higher net interest revenues, primarily driven by personal loans and residential real estate loans, as well as increased deposit spreads, partially offset by a $192 million loss from the mark-to-market on the mortgage servicing right asset and related hedge.  Average loans and deposits were essentially flat with the prior-year period.  Expenses increased 2%, mainly due to an $87 million repositioning charge and higher credit management expenses, partially offset by lower compensation costs.

•    Credit costs increased $2.2 billion, due to higher net credit losses, up $1.4 billion, mainly in residential real estate.  Credit costs also included a $1.9 billion net charge to increase loan loss reserves, up $739 million from the prior-year period.  The net charge to increase loan loss reserves was mainly driven by residential real estate, as delinquencies in first mortgages continued to increase.  Higher credit costs reflected a weakening of leading credit indicators, as well as trends in the macro-economic environment, including housing market declines.  The net credit loss ratio increased 194 basis points to 2.95%.  The significant increase in credit costs led to a net loss of $1.1 billion.

•    Europe, Middle East and Africa

•    Revenues were even with the prior-year period.  Average loans grew 5% and average deposits declined 6%.  Average deposit growth was strong in Central and Eastern Europe, but was more than offset by a decline in Western Europe.  Investment sales and assets under management declined mainly due to adverse market action and asset sales.  Expenses were essentially even with the prior-year period.

•    Credit costs increased 45%, reflecting higher net credit losses, up 55% or $67 million, and an $18 million incremental net charge to increase loan loss reserves.  Higher credit costs reflected weakening in the macro-economic environment in certain developed countries, such as Spain and the UK.  The net credit loss ratio increased 96 basis points to 2.95%.  Higher credit costs led to a net loss of $94 million.

•    Current and historical German retail banking operations income statement items have been reclassified as discontinued operations.  Related assets and liabilities have been condensed and moved to assets and liabilities of discontinued operations held for sale, respectively, on the balance sheet in the current period.

•    Latin America

•    Revenues decreased 5%, as growth in average loans and deposits, up 15% and 5%, respectively, was more than offset by the divestiture of the Chile Consumer Banking operations, which closed in January 2008, as well as spread compression.  Expenses increased 5%, primarily driven by a $61 million repositioning charge and higher business volumes.

•    Credit costs increased 15%, as higher net credit losses, up $94 million, reflected deterioration in Mexico, Brazil and Colombia.  The increase in credit costs was partially offset by a $13 million net release to loan loss reserves, mainly due to reduced exposures to specific government-related entities.  The net credit loss ratio increased 202 basis points to 4.53%.  Net income declined 72% to $29 million.

•    Asia

•    Excluding Japan Consumer Finance, revenues declined 2%, as growth in average loans and deposits, up 8% and 4%, respectively, was more than offset by a decline in investment sales, down 56%, due to a decline in equity markets across Asia.  Credit costs more than doubled, driven by higher net credit losses, up 91% or $83 million, and a $64 million incremental net charge to increase loan loss reserves.  Higher credit costs were mainly driven by a continued deterioration in the credit environment in India, where the business is being actively repositioned to reduce costs and mitigate losses.  The net credit loss ratio increased 60 basis points to 1.38%.  Net income declined 36% to $205 million.

•    In Japan Consumer Finance, revenues declined 15%, reflecting an 8% decline in average loans as the portfolio continues to be managed down.  Expenses declined 67%, primarily due to a $152 million write-down of customer intangibles and fixed assets recorded in the prior-year period.  The net loss of $159 million was an improvement over the prior-year loss of $298 million, and reflected the difficult operating environment and ongoing impact of consumer lending laws passed in the fourth quarter of 2006.

INSTITUTIONAL CLIENTS GROUP

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$(2,693)	$(336)	NM	$(3,037)	$(780)	NM
Europe, Middle East and Africa	1,043	674	55	(175)	(205)	15
Latin America	463	812	(43)	126	297	(58)
Asia	1,106	1,398	(21)	252	364	(31)
Securities and Banking	$(81)	$2,548	NM	$(2,834)	$(324)	NM

North America	$528	$446	18%	$87	$60	45%
Europe, Middle East and Africa	870	724	20	279	179	56
Latin America	365	291	25	145	110	32
Asia	711	608	17	306	242	26
Transaction Services	$2,474	$2,069	20%	$817	$591	38%

Institutional Clients Group	$2,393	$4,617	(48)%	$(2,017)	$267	NM

NM Not Meaningful.

•           Securities and Banking

•            Securities and banking revenues were negative $81 million due to substantial write-downs and losses related to the fixed income and credit markets. Revenues included a $1.5 billion gain related to the inclusion of Citi’s credit spreads in the determination of the market value of those liabilities for which the fair value option was elected.

•            Fixed income markets revenues of negative $2.4 billion reflected:

•                 Write-downs of $2.0 billion on SIV assets.

•                 Write-downs of $1.2 billion, net of hedges, on Alt-A mortgages.

•                 Downward credit value adjustments of $919 million related to exposure to monoline insurers.

•                 Write-downs of $518 million on commercial real estate positions.

•                 Net write-downs of $394 million on sub-prime related direct exposures. These exposures on June 30, 2008, were comprised of approximately $4.3 billion of gross lending and structuring exposures and approximately $18.1 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $27.9 billion). On September 30, 2008, these exposures were comprised of approximately $3.3 billion of gross lending and structuring exposures and approximately $16.3 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $25.7 billion). See detail in Schedule C on page 11.

•                 Write-downs of $166 million on ARS proprietary positions.

•                 Negative revenues also included a $306 million write-down related to the ARS settlement.

•                 Negative revenues were partially offset by strong revenues in interest rate and currency trading.

•            Equity markets revenues decreased 54% to $476 million. Strong revenue growth in prime broker was offset by weakness in derivatives and cash, as well as higher losses in convertibles, GSE positions, and proprietary trading.

•            Lending revenues increased $907 million to $1.3 billion, primarily driven by gains on credit default swap hedges, which were partially offset by write-downs of $231 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•            Net investment banking revenues declined 73% to $142 million.

•                 Advisory revenues were $315 million, down 31%, reflecting continued difficult market conditions.

•                 Equity underwriting revenues were $65 million, down 83%, reflecting a significant reduction in global equity volumes.

•                 Debt underwriting revenues were negative $173 million, primarily driven by net write-downs of $561 million of highly leveraged finance commitments and lower market volumes overall.

•            North America results reflected lower write-downs on highly leveraged finance commitments and sub-prime related direct exposures, but higher write-downs and losses related to SIVs, Alt-A mortgages, commercial real estate positions and ARS proprietary positions. EMEA revenues increased 55%, mainly because sub-prime related direct exposures are now managed primarily in North America after being transferred in the second quarter 2008 at fair market value from EMEA to North America. EMEA revenues also reflected strong results in local markets sales and trading. Latin America revenues declined 43%, reflecting unfavorable market conditions related mainly to rates and currencies, as well lower results in equity markets and lending. Asia revenues declined 21%, reflecting difficult market conditions and losses from principal transactions, partially offset by strong performance in rates and currencies.

•            Expenses grew 21%, driven by a significant downward adjustment to incentive compensation in the prior-year period. Expense growth also included a $221 million repositioning charge in the current quarter, partially offset by a decline in other operating and administrative costs.

•            Credit costs increased significantly, mainly driven by an incremental net charge to increase loan loss reserves of $447 million, reflecting loan loss reserves for specific counterparties, as well as a weakening in credit quality in the corporate loan portfolio. Credit costs were also driven by a $287 million increase in net credit losses, mainly associated with loan sales.

•           Transaction Services

•            Transaction Services revenues were up 20% to a record $2.5 billion, reflecting double-digit revenue growth across all regions. Average deposits and other customer liability balances increased 7%, while a decline in global equity markets resulted in a 6% reduction in assets under custody.

•                 Treasury and Trade Solutions (“TTS”) revenues were up 25%, driven by growth in liabilities and fees, and increased yields on trade loans. Securities Services revenues improved by 10%, mainly driven by the impact of the Bisys acquisition, which closed in August 2007.

•                 North America revenue growth of 18% was primarily driven by new business wins and the Bisys acquisition. In EMEA, revenues increased 20%, as customer liability balances grew 16%. Latin America revenue growth of 25% reflected growth in customer liability balances and new business wins. In Asia, revenues were up 17%, reflecting double-digit growth in TTS, mainly due to increased business volumes and spread improvement.

•            Expenses grew 5%, primarily driven by higher business volumes and the Bisys acquisition. Net income increased 38% to a record $817 million, with double-digit growth across all the regions.

GLOBAL WEALTH MANAGEMENT

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$2,317	$2,455	(6)%	$264	$334	(21)%
Europe, Middle East and Africa	147	139	6	24	4	NM
Latin America	92	92	—	16	12	33
Asia	608	833	(27)	59	140	(58)
Global Wealth Management	$3,164	$3,519	(10)%	$363	$490	(26)%

NM Not Meaningful.

•           Global Wealth Management revenues decreased 10%, driven by a decline in capital markets and investment revenues, partially offset by higher banking and lending revenues. Revenues also included a $347 million pre-tax gain on the sale of CitiStreet, partially offset by a $306 million write-down related to the ARS settlement. Average loans and deposits grew 12% and 4%, respectively, while client assets under fee-based management declined 19%. The decline in client assets under fee-based management was mainly due to lower asset valuations reflecting negative market action.

•                 In North America, revenues declined 6%, mainly due to lower investments and capital markets revenues, partially offset by an increase in average deposits of 10%. In EMEA revenues increased 6%, as higher banking revenues more than offset capital market weakness. In Latin America, revenues were even with the prior-year period. In Asia, revenues declined 27%, as the challenging market conditions led to a significant decline in capital markets revenues.

•           Expenses declined by 4%, reflecting lower compensation costs, partially offset by a $50 million charge related to the ARS settlement. Credit costs increased 14% due to an $8 million incremental net charge to increase loan loss reserves. Net income declined 26% to $363 million, primarily driven by declines in North America and Asia.

CORPORATE/OTHER

The improvement in Corporate/Other revenues was mainly due to lower funding costs and effective hedging activities, partially offset by funding of higher tax assets and enhancements to Citi’s liquidity position. Net income of $232 million reflected higher tax benefits held at Corporate.

DISCONTINUED OPERATIONS

Discontinued operations income of $608 million primarily reflected the impact of the sale of Citi’s German retail banking operations, including $112 million of net income from the business in the current quarter, a $213 million after-tax benefit related to foreign exchange hedging of the expected gain on the sale, and a tax benefit of $279 million related to German tax losses arising as a result of the sale.

A reconciliation of non-GAAP financial information contained in this press release is on page 13.

Gary Crittenden, Chief Financial Officer, will host a conference call today at 10:00 AM (EDT). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin. A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm. Dial-in numbers for the conference call are as follows: (877) 700-4194 or (888) 633-9566 in the U.S.; (706) 679-8401 or (973) 532-4984 outside of the U.S. The passcode for all numbers is 63723407.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Christina Pretto	(212) 559-9560	Equity Investors:	Scott Freidenrich	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091
	Michael Hanretta	(212) 559-9466

Schedule A

REGIONAL RESULTS

	Third Quarter Revenues			Third Quarter Net Income
(In Millions of Dollars)	2008	2007	% Change	2008	2007	% Change
Global Cards	$1,388	$3,510	(60)%	$(873)	$808	NM
Consumer Banking	4,414	4,164	6	(1,080)	59	NM
Institutional Clients Group	(2,165)	110	NM	(2,950)	(720)	NM
Global Wealth Management	2,317	2,455	(6)	264	334	(21)
North America	$5,954	$10,239	(42)%	$(4,639)	$481	NM

Global Cards	$593	$566	5%	$(25)	$30	NM
Consumer Banking	622	625	—	(94)	(28)	NM
Institutional Clients Group	1,913	1,398	37	104	(26)	NM
Global Wealth Management	147	139	6	24	4	NM
Europe, Middle East and Africa (EMEA)	$3,275	$2,728	20%	$9	$(20)	NM

Global Cards	$1,143	$1,728	(34)%	$(36)	$563	NM
Consumer Banking	1,015	1,071	(5)	29	102	(72)
Institutional Clients Group	828	1,103	(25)	271	407	(33)
Global Wealth Management	92	92	—	16	12	33
Latin America	$3,078	$3,994	(23)%	$280	$1,084	(74)%

Global Cards	$665	$538	24%	$32	$41	(22)%
Consumer Banking	1,378	1,442	(4)	46	23	NM
Institutional Clients Group	1,817	2,006	(9)	558	606	(8)
Global Wealth Management	608	833	(27)	59	140	(58)
Asia	$4,468	$4,819	(7)%	$695	$810	(14)%

Corporate/Other	(95)	(140)	32	232	(246)	NM

Total Citi from Continuing Operations	$16,680	$21,640	(23)%	$(3,423)	$2,109	NM
Discontinued Operations				608	103
Total Citi				$(2,815)	$2,212	NM

NM Not Meaningful.

Schedule B

SUMMARY OF REVENUE MARKS IN SECURITIES AND BANKING

$ billions	3Q’08

Write-downs on SIV assets	$(2,004)
Write-downs, net of hedges, on Alt-A mortgages	(1,153)
Downward credit value adjustment related to exposure to monoline insurers	(919)
Write-downs, net of underwriting fees, on highly leveraged finance commitments	(792)
Write-downs on commercial real estate positions	(518)
Net write-downs on sub-prime related direct exposures	(394)
Write-downs on ARS proprietary positions	(166)
CVA on Citi Liabilities at Fair Value Option	1,526
Total	$(4,420)

Schedule C

Schedule of Sub-Prime Related Direct Exposures in Securities and Banking

The following table sets forth Citi’s sub-prime related direct exposures in Securities and Banking,

comprised of CDO super senior exposures and Lending and Structuring exposures.

In billions of dollars	June 30, 2008 Exposures	Third Quarter 2008 Write-downs (1)		Third Quarter 2008 Sales/Transfers/ Restructurings Liquidations/ Repayments		September 30, 2008 Exposures
Direct ABS CDO Super Senior Exposures:
Gross ABS CDO Super Senior Exposures	$27.9					$25.7
Hedged Exposures	9.8					9.4
Net ABS CDO Super Senior Exposures:
ABCP (2)	$14.4	$(0.8)		$(0.3)		$13.3
High grade	2.0	0.2	(3)	(1.1)		1.1
Mezzanine	1.6	0.3	(3)	(0.2)		1.7
ABS CDO-squared	0.2	(0.0)		(0.0)		0.1
Total Net ABS CDO Super Senior Exposures	$18.1	$(0.3)		$(1.5	)(4)	$16.3
Lending & Structuring Exposures:
CDO warehousing/unsold tranches of ABS CDOs	$0.1	$(0.0)		$(0.0)		$0.1
Sub-prime loans purchased for sale or securitization	2.8	(0.3)		(0.4)		2.1
Financing transactions secured by sub-prime	1.5	(0.2	)(3)	(0.2)		1.1
Total Lending and Structuring Exposures	$4.3	$(0.5)		$(0.6)		$3.3
Total Exposures(5)	$22.5	$(0.8)		$(2.1)		$19.6
Credit adjustment on hedge counterparty exposure(6)		$(0.9)
Total Net Write-Downs		$(1.7)

(1)  Includes net profits associated with liquidations.

(2)  Consists of older vintage, high grade ABS CDOs.

(3)  Includes $357 million recorded in credit costs.

(4)  A portion of the underlying securities were purchased in liquidations of CDOs and are being managed and sold in the trading book. As of September 30, 2008, $347 million relating to deals liquidated were held in the trading book.

(5)  Comprised of net CDO Super Senior exposures and gross Lending and Structuring exposures.

(6)  FAS 157 adjustment related to counterparty credit risk.

Note: Totals may not sum due to rounding.

The ABCP and CDO-squared component of Citi’s CDO Super Senior sub-prime direct exposures are subject to valuation based on an intrinsic cash flow methodology and not based on observable transactions, other than losses associated with liquidations.  During the course of the third quarter inputs used for the purposes of estimation have been modified to reflect market developments.  The methodology takes into account both macroeconomic factors, including estimated housing price adjustments over the next four years, unemployment rates, interest rates and their volatility, and mortgage performance data, and microeconomic factors, including loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratio, and debt-to-income (DTI) ratio.  In addition, the methodology takes account of estimates of the impact of geographic concentration of mortgages, estimated impact of reported fraud in the origination of sub-prime mortgages and the application of discount rates for each level of exposures.

As of the end of the third quarter, the High Grade and Mezzanine component of the Super Senior sub-prime direct exposures are valued based on transactions in the underlying collateral.  This change was made because the High Grade and Mezzanine positions are now largely hedged by short positions that are valued based on observable transactions, and there were a number of liquidations of high grade and mezzanine positions during the third quarter.

Estimates of the fair value of the ABCP and CDO-squared Super Senior exposures depend on market conditions and are subject to further change over time.  In addition, while Citi believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including as a result of market developments.  Further, to the extent that observable transactions in respect of some or all of these ABCP and CDO-squared exposures are occurring or occur in the future, these observable transactions, rather than estimates, could be used to determine fair value.

Most of the lending and structuring direct sub-prime exposures are fair valued based on observable transactions and other market data.  The majority of such exposures are classified as Level 3 assets.

Securities and banking also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with material changes in market conditions.

Schedule D

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS FROM CONTINUING OPERATIONS ($MM)
See Schedule C for sub-prime related direct exposures in securities and banking

3Q’08 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
ARS Settlement (1)	$(712)	$(471)	Revenues/ Expenses	Securities and Banking & GWM / North America
Repositioning Charges	$(459)	$(288)	Expenses	All Citi
CitiStreet	$347	$222	Revenues	GWM / North America

(1) Includes $(612) pre-tax ($(371) after-tax) in revenues and $(100) pre-tax (($100) after-tax) in expenses.

3Q’07 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
Sale of Redecard shares	$729	$469	Revenue	Global Cards / Latin America
Write-down of intangibles and fixed assets in Japan Consumer Finance	$(152)	$(98)	Expenses	Consumer Banking / Asia

Non-GAAP Financial Measures

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)     Global Cards revenues on a managed basis.

2)     Latin America Cards revenues excluding the gain on the sale of Redecard shares recorded in the prior-year period.

3)     Asia Consumer Banking revenues excluding Japan Consumer Finance.

4)     Asia Consumer Banking cost of credit excluding Japan Consumer Finance.

5)     Asia Consumer Banking net credit loss ratio excluding Japan Consumer Finance.

6)     Asia Consumer Banking net income excluding Japan Consumer Finance.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	3Q	3Q	3Q’08 vs. 3Q’07
($ in millions)	2008	2007	% Change

GAAP Global Cards Revenues	$3,789	$6,342	(40)%
Excluding the impact of securitizations	3,579	1,124
Non-GAAP Global Cards Revenues	$7,368	$7,466	(1)%

GAAP Latin America Cards Revenues	$1,143	$1,728	(34)%
Excluding the gain on the sale of Redecard shares	—	(729)
Non-GAAP Latin America Cards Revenues	$1,143	$999	14%

GAAP Asia Consumer Banking Revenues	$1,378	$1,442	(4)%
Excluding Japan Consumer Finance Revenues	(225)	(264)
Non-GAAP Asia Consumer Banking Revenues	$1,153	$1,178	(2)%

GAAP Asia Consumer Banking Credit Costs	$663	$615	8%
Excluding Japan Consumer Finance Credit Costs	(386)	(485)
Non-GAAP Asia Consumer Banking Credit Costs	$277	$130	NM

GAAP Asia Consumer Banking Net Credit Loss Ratio	3.23%	3.00%	23 bps
Excluding Japan Consumer Finance Net Credit Loss Ratio	15.05%	15.12%
Non-GAAP Asia Consumer Banking Net Credit Loss Ratio	1.38%	0.78%	60 bps

GAAP Asia Consumer Banking Net Income	$46	$23	NM
Excluding Japan Consumer Finance Net Loss	159	298
Non-GAAP Asia Consumer Banking Net Income	$205	$321	(36)%